                          ASSET SALE AND PURCHASE AGREEMENT


                                     BY AND AMONG


                       THE PROCTER & GAMBLE COMPANY (AS SELLER)


                                         AND


                            DANA PERFUMES CORP. (AS BUYER)


             AND SOLELY FOR PURPOSES OF SECTIONS 4.6, 6.6 AND 6.12 HEREOF


                             RENAISSANCE COSMETICS, INC.

                                         AND

                                  COSMAR CORPORATION



                            DATED AS OF  OCTOBER 29, 1996


                            RELATING TO PROCTER & GAMBLE'S
                          WORLDWIDE MASS FRAGRANCE BUSINESS




                                                       10/29/96


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                                  TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE 1
CERTAIN DEFINITIONS.......................................................    7
     1.1  "ACQUIRED ASSETS"...............................................    7
     1.2  "AFFILIATE" or "AFFILIATES".....................................    8
     1.3  "ASSUMED LIABILITIES"...........................................    8
     1.4  "BDF COMMITMENTS"...............................................    9
     1.5  "BDF CONTRACT"..................................................    9
     1.6  "BEST KNOWLEDGE" or "KNOWN TO SELLER" or "KNOWN TO BUYER".......    9
     1.7  "BUSINESS"......................................................    9
     1.8  "CLOSING".......................................................    9
     1.9  "CLOSING DATE"..................................................    9
     1.10 "CODE"..........................................................   10
     1.11 "DEPOSIT".......................................................   10
     1.12 "DOLLARS".......................................................   10
     1.13 "EXCLUDED ASSETS"...............................................   10
     1.14 "EXCLUDED LIABILITIES"..........................................   10
     1.15 "HOLIDAY MARKDOWN PROGRAM"......................................   11
     1.16 "MATERIAL ADVERSE EFFECT" or "MATERIAL".........................   12
     1.17 "NON-EXCLUSIVE ASSETS"..........................................   12
     1.18 "PRODUCT RETURNS"...............................................   12
     1.19 "PURCHASE PRICE"................................................   12
     1.20 "TAX" and "TAXES"...............................................   12
     1.21 "TRANSITION SERVICE AGREEMENT(S)"...............................   12
     1.22 "TRANSITION TRADEMARK LICENSE AGREEMENT"........................   12

ARTICLE 2
SALE AND PURCHASE.........................................................   12
     2.1  PURCHASE AND SALE OF THE BUSINESS...............................   12
     2.2  ALLOCATION OF THE PURCHASE PRICE................................   13
     2.3  DEPOSIT.........................................................   13

ARTICLE 3
THE CLOSING...............................................................   14
     3.1  CLOSING DATE AND PLACE OF CLOSING...............................   14
     3.2  DELIVERIES BY  SELLER...........................................   14
     3.3  DELIVERIES BY BUYER.............................................   15

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER...................................   16
     4.1  ORGANIZATION AND GOOD STANDING..................................   16
     4.2  POWER AND AUTHORITY ............................................   16


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     4.3  ENCUMBRANCES/VIOLATIONS CREATED BY THIS AGREEMENT...............   16
     4.4  LITIGATION .....................................................   16
     4.5  FINDER'S FEES AND COMMISSIONS...................................   17
     4.6  PRELIMINARY SUMMARY TERM SHEET..................................   17
     4.7  ASSUMED LIABILITIES.............................................   17

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER..................................   17
     5.1  ORGANIZATION AND GOOD STANDING..................................   17
     5.2  POWER AND AUTHORITY.............................................   18
     5.3  ENCUMBRANCES/VIOLATIONS CREATED BY THIS AGREEMENT...............   18
     5.4  FINDER'S FEES AND COMMISSIONS...................................   18
     5.5  TITLE TO ACQUIRED ASSETS........................................   18
     5.6  CONTRACTS AND AGREEMENTS........................................   18
     5.7  LITIGATION......................................................   19
     5.8  PERMITS AND LICENSES............................................   19
     5.9  INVENTORIES.....................................................   19
     5.10 TRADEMARKS......................................................   19

ARTICLE 6
COVENANTS OF THE PARTIES..................................................   20
     6.1  ACCESS TO INFORMATION...........................................   20
     6.2  OBLIGATIONS OF THE SELLER PRIOR TO CLOSING......................   22
     6.3  GOVERNMENT APPROVALS/HSR NOTIFICATION...........................   23
     6.4  REASONABLE EFFORTS OF THE PARTIES...............................   23
     6.5  INVENTORIES.....................................................   23
     6.6  BUYER'S FINANCING...............................................   24
     6.7  OBLIGATIONS OF THE PARTIES AFTER CLOSING........................   24
     6.8  EXPENSES OF TRANSFER OF ACQUIRED ASSETS.........................   27
     6.9  OTHER EXPENSES..................................................   27
     6.10 BUSINESS RECORDS................................................   27
     6.11 SELLER'S GUARANTEE..............................................   29
     6.12 BUYER'S GUARANTEE...............................................   29
     6.13 LIABILITY FOR TAXES.............................................   29

ARTICLE 7
CLOSING CONDITIONS........................................................   29
     7.1  CONDITIONS TO CLOSING; PERFORMANCE BY BUYER.....................   29
     7.2  CONDITIONS TO CLOSING; PERFORMANCE BY SELLER....................   30

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATIONS; PROCEDURES FOR CLAIMS; ARBITRATION......................   31
     8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................   31
     8.2  INDEMNIFICATION BY SELLER.......................................   31
     8.3  INDEMNIFICATION BY BUYER........................................   33

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     8.4  REIMBURSEMENT...................................................   35
     8.5  ARBITRATION.....................................................   35

ARTICLE 9
TERMINATION AND ABANDONMENT...............................................   36
     9.1  TERMINATION.....................................................   36
     9.2  PROCEDURE AND EFFECT OF TERMINATION.............................   36
     9.3  NO TERMINATION OF CONFIDENTIALITY OBLIGATIONS...................   36

ARTICLE 10
MISCELLANEOUS PROVISIONS..................................................   37
    10.1  PUBLIC ANNOUNCEMENTS............................................   37
    10.2  AMENDMENT AND MODIFICATION .....................................   37
    10.3  WAIVER OF COMPLIANCE............................................   37
    10.4  COSTS AND EXPENSES; RECOVERY OF ATTORNEYS' FEES.................   37
    10.5  NOTICES.........................................................   38
    10.6  EXHIBITS AND SCHEDULES..........................................   39
    10.7  SUCCESSORS AND ASSIGNS..........................................   39
    10.8  ENTIRE AGREEMENT................................................   39
    10.9  SEVERABILITY....................................................   39
    10.10 CAPTIONS........................................................   39
    10.11 COUNTERPARTS; FACSIMILE SIGNATURES..............................   40
    10.12 GOVERNING LAW...................................................   40


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                                  INDEX TO SCHEDULES

                                                                           TAB#
                                                                           ----
Schedule 1.1(b)  Suppliers and Third Party Contracts........................  1
Schedule 1.1(c)  Trademarks, Trade Names and Applications and Related
                 Licenses and Agreements....................................  2
Schedule 1.1(d)  Formulae and Formula Specifications........................  3
Schedule 1.1(e)  Inventories................................................  4
Schedule 1.1(f)  Production Molds...........................................  5
Schedule 1.1(g)  Advertising Materials......................................  6
Schedule 1.3(a)  Contract Liabilities Delivered After Closing...............  7
Schedule 1.3(f)  Returns Policy.............................................  8
Schedule 1.3(g)  Advertising to be Aired After Closing......................  9
Schedule 1.1(j)  Non-Exclusive Assets......................................  10
Schedule 1.4     BDF Business Commitments..................................  11
Schedule 1.7     Fragrance Business - List of Countries....................  12
Schedule 1.15    Customers and Commitments Under the Holiday Markdown
                 Program...................................................  13
Schedule 3.2(c)  Deliveries by the Seller - Assignments of
                 Contracts/Assignment of Trademarks........................  14
Schedule 4.6     Preliminary Summary Term Sheet............................  15
Schedule 5.5     Permitted Encumbrances....................................  16
Schedule 5.6     Material Defaults.........................................  17
Schedule 5.7     Litigation and Claims.....................................  18
Schedule 5.8     Permits and Licenses......................................  19
Schedule 5.9     Inventories...............................................  20
Schedule 6.7(b)  Buyer Responsibility of Defense Litigation................  21
Schedule 6.7(g)  List of Known Non-U.S. Distributors.......................  22


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                                  INDEX TO EXHIBITS


Exhibit 1.5      BDF Agreement Sample and Calculation Sheet................  23
Exhibit 1.15     Holiday Markdown Program - Terms and Conditions...........  24
Exhibit 1.21     Transition Service Agreement(s) ..........................  25
Exhibit 1.22     Transition Trademark License Agreement....................  26
Exhibit 3.2(a)   Bill of Sale..............................................  27
Exhibit 3.2(e)   Opinion of Counsel........................................  28
Exhibit 3.3(c)   Opinion of Counsel........................................  29
Exhibit 6.7(a)   Country Agreements........................................  30
Exhibit 9.3      Confidentiality Agreement Dated June 25, 1996.............  31

                          ASSET SALE AND PURCHASE AGREEMENT


     PURCHASE AGREEMENT ("AGREEMENT"), dated the 29th day of October, 1996 between and among (1) THE PROCTER & GAMBLE COMPANY, a corporation organized and existing under the laws of Ohio, and on behalf of its subsidiaries and affiliates (hereafter referred to as "SELLER"); (2) DANA PERFUMES CORP., a corporation organized and existing under the laws of Delaware (hereafter referred to as "BUYER"); and (3) solely for purposes of sections 4.6, 6.6 and
6.12 hereof, RENAISSANCE COSMETICS, INC., a corporation organized and existing under the laws of Delaware, and COSMAR CORPORATION, a corporation organized and existing under the laws of Delaware (collectively hereinafter referred to as "BUYER'S GUARANTORS").

     This Agreement sets forth the terms and conditions upon which Seller will sell to Buyer, and Buyer will (1) purchase from Seller the Acquired Assets (as hereafter defined) and (2) will assume the Assumed Liabilities (as hereafter defined). As used in this Agreement, capitalized terms have the meanings ascribed to them in the Agreement.

     In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

                                      ARTICLE 1
                                 CERTAIN DEFINITIONS

     As used in this Agreement, each of the following terms shall have the following meanings:

1.1  "ACQUIRED ASSETS" of the Business means only the following:

ASSETS CURRENTLY USED EXCLUSIVELY IN THE BUSINESS:

     (a)  [RESERVED]

     (b) Supplier and third party contracts, if any, to be assigned to Buyer at Closing as listed in Schedule 1.1(b), to the extent that those contracts are assignable;

     (c) All registered trademarks, trade names, service marks, (and all applications pending as of the Closing Date (as defined below) for all of the foregoing), including any licenses, restrictions and limitations, all as listed in Schedule 1.1(c) (collectively, the "TRADEMARKS");

     (d) Formulae and formula specifications and all other technological know-how, subject to the ownership rights of suppliers, as listed in Schedule 1.1(d) to be supplied at Closing;

     (e)  All inventories in existence wherever located, at Closing, including:
(i) work in progress, finished product, raw materials, packaging materials and promotional material and displays, which are not damaged or obsolete and are saleable in the ordinary course of business, all as listed in Schedule 1.1(e); and (ii) Product Returns which are not damaged or obsolete and are resalable in the ordinary course of business, as listed in Schedule 1.1(e), (collectively, the "INVENTORIES");

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     (f)  Component production molds as listed in Schedule 1.1(f);

     (g) All advertising materials and the rights thereto subject to any restrictions thereon existing at the time of Closing, as listed in Schedule 1.1(g); and

     (h)  The goodwill of the Business; and


NON-EXCLUSIVE ASSETS CURRENTLY USED IN THE BUSINESS:

     (i)  Customer list as of October 31, 1996 to be delivered at Closing; and

     (j)  All assets contained in Schedule 1.1(j).

All of the Acquired Assets will be transferred at Closing F.O.B. their then current location, and it is the responsibility of Buyer to effect removal and disposition.

1.2 "AFFILIATE" or "AFFILIATES" means any corporation or other entity that is a subsidiary of the party in question (defined as being more than fifty percent directly or indirectly owned by that party), a parent of the party in question (defined as having more than fifty percent direct or indirect ownership of that party), or any subsidiary of the parent of the party in question, as those terms are defined by this Section 1.2.

1.3  "ASSUMED LIABILITIES" means the following:

     (a) Liabilities to contract manufacturers and suppliers for materials and services relating to the Business ordered prior to the Closing but delivered thereafter, all as listed on Schedule 1.3(a);

     (b)  Liabilities arising after the Closing under any contracts listed in
Schedule 1.1(b) and assigned to Buyer at Closing;

     (c) Any liabilities as set forth in the Transition Service Agreement(s) and Transition Trademark License Agreement for "COVER GIRL" and "MAX FACTOR";

     (d) Liabilities for product liability and product warranty for all products of the Business manufactured by or for the Business after Closing;

     (e) After Closing, all costs to pack, crate, organize and transport the Acquired Assets to Buyer or Buyer's designee;

     (f) All costs of Product Returns for all returns and the proper disposal thereof in accordance with all applicable laws and regulations, occurring from and after the Closing Date, including reimbursing the Business' customers in accordance with the Returns Policy contained in Schedule 1.3(f);

     (g) Liabilities for the cost of planned and committed advertising which is airing after the Closing Date, as listed in Schedule 1.3(g);

     (h) All costs associated with BDF Commitments where performance occurs after Closing, as estimated in Schedule 1.4; provided, however, that Seller agrees to mail notice of termination of all future BDF Commitments on or about Closing to all of its BDF customers to be effective thirty (30) days thereafter, or December 25, 1996 whichever is later;

     (i) All costs associated with the Holiday Markdown Program, estimates of which are listed on Schedule 1.15; and

     (j) All other liabilities arising out of or related to the Acquired Assets for events or circumstances taking place or occuring after Closing.

1.4 "BDF COMMITMENTS" means those commitments made by Seller with its customers of the Business to perform according to Seller's standard BDF Contract. All customers of the Business with which such commitments under BDF Contracts exist and the estimated amounts of such commitments are set forth in Schedule 1.4.

1.5 "BDF CONTRACT" means that agreement between the customers of the Business and Seller defining qualifying "merchandising" activities and how those customers shall be reimbursed by Seller for performance occurring during the period specified in the agreement. A sample of this agreement and a sample calculation sheet is attached as Exhibit 1.5. Seller shall deliver copies of all BDF Contracts with the customers of the Business to the Buyer no later than ten business days prior to the Closing.

1.6 "BEST KNOWLEDGE" or "KNOWN TO SELLER" or "KNOWN TO BUYER" shall mean actual knowledge of Seller's management or Buyer's management, as the case may be.

1.7 "BUSINESS" means the assets and liabilities used in or for the Seller's mass fragrance business consisting of the production, marketing and sales of fragrance products under the names of NaVy, NaVy For Men, le Jardin, le Jardin d'Amour, le Jardin Fleur de Rose, Jaclyn Smith's California, California For Men, Toujours Moi, Incognito, Insignia (Rio, Nature & Olympian), Blase, Mandate, Rapport, Ensign and AR (Ardor in Romance) for the countries listed in Schedule 1.7.

1.8 "CLOSING" generally means the closing on the Closing Date of the transactions contemplated herein and specifically means the occurrence of the events set forth in Article 3 of this Agreement.

1.9  "CLOSING DATE" means the date on which Closing occurs.

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1.10 "CODE" means the Internal Revenue Code of 1986, as amended.

1.11 "DEPOSIT" means the sum of Two Million Dollars ($2,000,000.00) which the Buyer shall deliver to the Seller at the time of execution of this Agreement.

1.12 "DOLLARS" and all currency referenced herein shall refer to U.S. dollars, except in respect to the Transition Service Agreement(s) and to post-closing adjustments where the local currency shall be used in such transactions.

1.13 "EXCLUDED ASSETS" means:

     (a) Cash, cash equivalents (or similar type investments) and accounts receivable of the Business;

     (b) Insurance policies of Seller pertaining to the Business and all rights of Seller of every nature and description under or arising out of such insurance policies;

     (c) Claims for refunds of Taxes paid by Seller and/or its respective Affiliates;

     (d) All rights of Seller under this Agreement and any other agreements or instruments delivered or to be delivered to Seller by Buyer pursuant to this Agreement;

     (e) All machinery and equipment owned or leased by Seller, except that specifically listed on Schedule 1.1(f);

     (f) The trademarks "COVER GIRL" and "MAX FACTOR," subject to the Transition Trademark License Agreement;

     (g) Seller's current antiperspirant technologies (known as LX) used in Seller's Business;

     (h) Any and all assets not expressly listed as Acquired Assets, whether or not used in the Business; and

     (i) Products returned from customers in existence at the time of Closing which are damaged or obsolete and not reusable in the ordinary course of business.

1.14 "EXCLUDED LIABILITIES" means:

     (a)  Taxes due from Seller for periods ending at, and including, Closing;

     (b) Taxes of Seller arising from the transfer of title of the Acquired Assets and consummation of the transactions contemplated herein, subject to the provisions of Section 6.13;

     (c) Liabilities to contract manufacturers and suppliers for materials and services relating to the Business ordered and delivered to Seller prior to the Closing;

     (d) Liabilities arising and accruing prior to the Closing under any contracts listed in Schedule 1.1(b) and assigned to Buyer at Closing;

     (e) Liabilities for product liability and product warranty for a period of eighteen (18) months from the date of Closing, for all products of the Business manufactured by or for the Business prior to Closing; provided Buyer adheres to legally mandated and its own quality control and product retrieval policies for the products of the Business acquired herein in accordance with Buyer's current policies for similar products, including those policies regarding the removal of outdated, defective or damaged product from the market;

     (f) All costs of Product Returns for all returns and the proper disposal thereof in accordance with all applicable laws and regulations, received prior to the Closing Date, including reimbursing the Business' customers in accordance with the Returns Policy contained in Schedule 1.3(f);

     (g) Liabilities for the cost of assuming planned and committed advertising which is airing prior to the Closing Date;

     (h) All costs associated with BDF Commitments where performance occurred prior to Closing.

     (i) All other liabilities other than the Assumed Liabilities arising out of or related to the Acquired Assets for events or circumstances existing or taking place prior to Closing.

1.15 "HOLIDAY MARKDOWN PROGRAM" means those commitments made by Seller with its customers of the Business whereby Seller agrees to reimburse its customers 40% of the list price (in the United States ("U.S.")) of Seller's Holiday Gift Sets, Special Packs or Holiday Merchandise previously sold to Seller's customers and which Seller's customers sell during the period between and including December 26, 1996 and March 31, 1997 and those similar programs in non-U.S. territories. All reimbursements are made in accordance with the terms and conditions of the Holiday Markdown Program contained in Exhibit 1.15. The estimated (budgeted) total commitments under the Holiday Markdown Program are listed in Schedule
1.15. Seller shall deliver copies of all signed Holiday Markdown Program agreements with the customers of the Business to the Buyer no later than ten business days prior to the Closing.

1.16 "MATERIAL ADVERSE EFFECT" or "MATERIAL" shall mean the extent to which any events, circumstances, conditions, changes, or failures to act have had, or in the future are likely to have, in the aggregate, a SUBSTANTIAL adverse effect upon the financial condition or earnings of the Business, taken as a whole.

1.17 "NON-EXCLUSIVE ASSETS" shall mean those assets and groups of assets of Seller, of whatever type or kind, the ownership of or title to which is not transferred to Buyer, but which Buyer has the right to possess, use and hold in perpetuity.

1.18 "PRODUCT RETURNS" means the return of products and damaged goods by trade customers of the Business.

1.19 "PURCHASE PRICE" means the amount of Forty-One Million Dollars ($41,000,000.00).

1.20 "TAX" and "TAXES" means all taxes, charges, fees, levies, or other assignments, including, without limitation, income, excise, property, value added, real estate, sales, payroll, transfer, and franchise taxes imposed by the United States or any state, county, or local government, subdivision or agency thereof, or any other jurisdiction outside of the United States. Such term shall include any interest, penalties, or additions payable in connection with such taxes, charges, fees, levies, duties, or other assessments.

1.21 "TRANSITION SERVICE AGREEMENT(S)" means the agreement(s) between Buyer or its designated Affiliates and Seller or its designated Affiliates dealing with the short-term operation and management by Seller for Buyer of the Business, as contemplated by this Agreement, in a form substantially similar to that contained in Exhibit 1.21.

1.22 "TRANSITION TRADEMARK LICENSE AGREEMENT" means the agreement by which Seller agrees to license to Buyer its trademarks "COVER GIRL" and "MAX FACTOR" for up to one year for the sole purpose of allowing Buyer to dispose of the various inventories purchased hereunder, in a form substantially similar to that contained in Exhibit 1.22.

                                      ARTICLE 2
                                  SALE AND PURCHASE

2.1  PURCHASE AND SALE OF THE BUSINESS

     Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, at Closing, the Business, consisting of the Acquired Assets subject to the Assumed Liabilities, and expressly excluding all Excluded Assets and Excluded Liabilities. Buyer shall pay Seller the Purchase Price, minus the Deposit and any and all interest earned thereon at a rate of 5% per annum (0.0137% per diem), in immediately available funds by wire transfer to an account specified by Seller which account shall be specified in writing and delivered to Buyer at least two business days prior to the Closing. Buyer shall assume all Assumed Liabilities and shall indemnify Seller for all Assumed Liabilities in accordance with and subject to the provisions for Section 8.3 hereof. Seller shall retain all Excluded Liabilities and shall indemnify Buyer for all Excluded Liabilities in accordance with and subject to the provisions of
Section 8.2 hereof.

2.2     ALLOCATION OF THE PURCHASE PRICE

     Buyer and Seller shall use their reasonable efforts to agree to an allocation of the Purchase Price and the Assumed Liabilities among the Acquired Assets. For the U.S. Acquired Assets, the allocation shall be made in accordance with the requirements of Section 1060 of the Code (the "ALLOCATION"). Seller shall prepare and deliver a copy of such Allocation to Buyer, together with a draft Form 8594, no later than 180 days after the Closing Date for Buyer's review and approval, which approval shall not be unreasonably withheld. In the event that Buyer fails to notify Seller, within 15 days of receipt of such Allocation, in writing and specifying the Acquired Asset Allocations (by asset and amount) with which it disagrees, Buyer shall be deemed conclusively to have approved such Allocation and such Form 8594, and Seller and Buyer shall thereafter be bound to make all tax filings, including any state and local tax returns, on a basis consistent with such Allocation. In the event that Buyer has not approved and has not been deemed to have approved the Allocation in accordance with this Section 2.2, and Buyer and Seller have not otherwise reached agreement with respect to such Allocation, Seller shall refer the matter to an independent accounting firm reasonably acceptable to Buyer for resolution, and the determination of such accounting firm with respect to the Allocation of the Purchase Price shall be final and binding on the parties. Each party shall pay one-half of the fees and expenses of such accounting firm. Seller and Buyer agree not to take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is inconsistent with the Allocation made in accordance with this
Section 2.2, unless required by a final determination or a federal, state or foreign revenue authority.

2.3     DEPOSIT

     At the execution of this Agreement, the Buyer shall pay Seller the Deposit in immediately available funds by wire transfer to an account specified by Seller which account shall be specified in writing and delivered to Buyer at least two business days prior to the date of execution of this Agreement. At the Closing, the Deposit shall be credited against the Purchase Price as specified in Section 2.1 above and 3.3(a) below. If this Agreement terminates or is abandoned and the transactions contemplated herein do not close, the Seller shall retain or refund the Deposit, along with any interest earned thereon, to the Buyer, as the case may be, in accordance with Article 9 below.

                                      ARTICLE 3
                                     THE CLOSING

3.1    CLOSING DATE AND PLACE OF CLOSING

     The Closing will take place at a location to be determined by the Seller, within three (3) business days following the date on which all of the conditions to Closing (as set forth in Article 7) are satisfied or waived, as the case may be, or such other date as mutually agreed to by Buyer and Seller, but in no case later than December 6, 1996 (the "Closing Date"), unless a later date is mutually agreed to by Buyer and Seller, provided Seller shall have the absolute right, at its sole option, to extend the Closing Date to a date of its choosing, but not later than January 15, 1997 (the "Final Closing Date").

3.2   DELIVERIES BY SELLER

     At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, or to such Affiliate of Buyer as Buyer may designate in writing, the following:

     (a) Duly executed bills of sale substantially in the form of Exhibit 3.2(a) hereto (the "BILL OF SALE") transferring to Buyer all of the Acquired Assets, other than the Acquired Assets described in Sections 3.2(b) and 3.2(c);

     (b) A duly executed instrument or assignment of the Trademarks described on Schedule 1.1(c);

     (c) Assignments for the contracts listed in Schedule 3.2(c), to the extent that those contracts are assignable;

     (d) Certified copies of resolutions of the Seller's board of directors and other necessary corporate actions of Seller authorizing the execution, delivery and performance of this Agreement, and a certificate of the Secretary of the Seller certifying the incumbency and authority of the Seller's officers;

     (e) The opinion of Seller's counsel of Seller contemplated by Article 7 and the opinion of Seller's Trademark counsel contemplated by Article 7, in a form substantially similar to the attached Exhibit 3.2(e);

     (f) Transition Service Agreement(s), duly executed by Seller or its designated Affliates, for operation of the Business in the United Kingdom, Ireland, Japan and South Africa, in a form(s) substantially similar to that contained in Exhibit 1.21;

     (g) A Transition Trademark License Agreement, duly executed by Seller for the use of the "COVER GIRL" and "MAX FACTOR" trademarks on existing Inventories of the Business for a period of one (1) year, in a form substantially similar to that contained in Exhibit 1.22; and

     (h) A certification that the representations and warranties of Seller contained herein are true and correct at the time of Closing and all covenants of Seller contained herein have been complied with to the extent required.

3.3  DELIVERIES BY BUYER

     At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, or to such Affiliate of Seller as Seller may designate, the following:

     (a) Cash in immediately available funds in the amount of the Purchase Price, minus the Deposit and any and all interest earned thereon, as provided for in Section 2.1;

     (b) Certified copies of the resolutions by Buyer's board of directors or other necessary corporate actions of Buyer authorizing the execution, delivery and performance of this Agreement, and a certificate of the Secretary of the Buyer certifying the incumbency and authority of the Buyer's officers;

     (c) The opinion of Buyer's counsel contemplated by Article 7, in a form substantially similar to the attached Exhibit 3.3(c);

     (d) Transition Service Agreement(s), duly executed by Buyer, for production in the United Kingdom, Ireland, Japan and South Africa, in a form(s) substantially similar to that contained in Exhibit 1.21;

     (e) A Transition Trademark License Agreement, duly executed by Buyer, for the use of the "COVER GIRL" and "MAX FACTOR" trademarks on existing Inventories of the Business for a period of one (1) year, in a form substantially similar to that contained in Exhibit 1.22;

     (f) An assumption agreement signed by the Buyer to assume the Assumed Liabilities; and

     (g) A certification that the representations and warranties of Buyer contained herein are true and correct at the time of Closing and all covenants of Buyer contained herein have been complied with to the extent required.

                                      ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller the following, which shall be true and correct on the date of this Agreement and on and as of the Closing:

4.1  ORGANIZATION AND GOOD STANDING

     Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power to own its properties and conduct the business presently being conducted by it.

4.2  POWER AND AUTHORITY

     Buyer has full corporate power and authority to purchase the Acquired Assets and the Business to be sold, and assume the Assumed Liabilities, pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been, or by the Closing shall be, duly and validly authorized by all necessary corporate action on the part of Buyer. Upon the execution and delivery of this Agreement and the ancillary agreements contemplated herein, they will be valid and binding obligations of Buyer enforceable in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

4.3  ENCUMBRANCES/VIOLATIONS CREATED BY THIS AGREEMENT

     The execution and delivery of this Agreement and the ancillary agreements contemplated herein do not create any Encumbrances (as defined in Section 5.5) on the Acquired Assets in favor of third parties and will not violate any laws, except violations which, in the aggregate, would not have a Material Adverse Effect on the Business or prevent or hinder the transactions contemplated by this Agreement.

4.4  LITIGATION

     There is no action, suit, proceeding, arbitration or investigation pending, or to the Best Knowledge of Buyer, threatened, by or before any court, governmental authority or private arbitration tribunal, against or involving Buyer, which questions or challenges the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement in connection with the transactions contemplated hereby. To the Best Knowledge of Buyer, there are no facts that would furnish a basis for any allegation or claim by a governmental or other party to the effect that this Agreement or any of the transactions contemplated hereby violates or would violate any provision of the antitrust laws of the U.S. or that would entitle any such party to injunctive or other relief in any judicial or administrative proceeding brought under any of such laws (the "ANTITRUST
LAWS").

4.5  FINDER'S FEES AND COMMISSIONS

     Except for obligations to its financial advisor, Buyer has not incurred any liability for finder's fees, brokerage fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

4.6  PRELIMINARY SUMMARY TERM SHEET

     Buyer has received a Preliminary Summary Term Sheet ("Term Sheet"), in the form attached as Schedule 4.6, from Banque Nationale de Paris ("BNP"). The financing transaction described in the Term Sheet will, if completed in accordance with its terms, provide the Buyer with sufficient funds to pay the Purchase Price at Closing.

4.7  ASSUMED LIABILITIES

     Buyer will perform all of the duties and obligations of the Assumed Liabilities, including the payment of any funds or other obligations in respect thereto. This Section 4.7 shall survive any limitation contained in this Agreement and shall survive for such time as such agreements, contracts, liabilities or obligations may naturally expire or be mutually terminated by the supplier, third party and Buyer.


                                      ARTICLE 5
                       REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer the following, which shall be true and correct on the date of this Agreement and as of the Closing:

5.1  ORGANIZATION AND GOOD STANDING

     Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and has full corporate power to own its properties and conduct the business presently being conducted by it.

5.2  POWER AND AUTHORITY

     Seller has full corporate power and authority to sell the Acquired Assets, subject to the Assumed Liabilities, and the Business to be sold pursuant to this Agreement, and this Agreement and the transactions contemplated hereby have been, or by Closing shall be, duly and validly authorized by all necessary corporate action on the part of Seller. Upon the execution and delivery of this Agreement and the ancillary agreements contemplated herein, they will be valid and binding obligations of Seller enforceable in accordance with their terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

5.3  ENCUMBRANCES/VIOLATIONS CREATED BY THIS AGREEMENT

     The execution and delivery of this Agreement and the ancillary agreements contemplated hereby do not, and the consummation of the transactions herein contemplated will not, create any Encumbrances (as defined in Section 5.5) on the Acquired Assets in favor of third parties, and will not violate any laws applicable to Seller, except violations which, in the aggregate, would not have a Material Adverse Effect on the Business or prevent or hinder the transactions contemplated by this Agreement.

5.4  FINDER'S FEES AND COMMISSIONS

     Except for those fees and commissions which may be payable by Seller to Goldman, Sachs & Co., Seller has not incurred any liability for finder's fees, brokerage fees, agent's commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

5.5  TITLE TO ACQUIRED ASSETS

Except as expressly provided herein, Seller has and will convey to Buyer good and marketable title in and to all of the Acquired Assets, free and clear of (a) all security interests, liens, pledges, options or other recorded encumbrances (collectively, "ENCUMBRANCES"), except for those Encumbrances listed on Schedule
5.5 ("PERMITTED ENCUMBRANCES"), and (b) all other Material claims and charges, except for those claims and charges listed on Schedule 5.5.

5.6  CONTRACTS AND AGREEMENTS

     Each contract and agreement listed in a Schedule to this Agreement is valid and binding against Seller and in full force and effect as of the date hereof, and, except as listed on Schedule 5.6, there has occurred no Material default by the Seller or, to the Seller's Best Knowledge, by the other party or parties to any such contract which remains unremedied as of the date of this Agreement.

5.7  LITIGATION

     Except as set forth in Schedule 5.7 and Schedule 1.1(c) concerning Trademarks, there is no action, suit, proceeding, arbitration or investigation pending, or to Seller's Best Knowledge, threatened, including product liability, product warranty, or tax proceeding, by or before any court, governmental authority or private arbitration tribunal against or involving Seller and/or arising out of the operation or ownership of the Business as of the date hereof or which questions or challenges the validity of this Agreement or any action taken or to be taken by Seller pursuant to this Agreement in connection with the transactions contemplated hereby. To the Best Knowledge of Seller, there are no facts that would furnish a basis for any allegation or claim by a governmental or other party to the effect that this Agreement or any of the transactions contemplated hereby violates or would violate any provision of the Antitrust Laws of the U.S. or that would entitle any such party to injunctive or other relief in any judicial or administrative proceeding brought under any of such Antitrust Laws.

5.8  PERMITS AND LICENSES

     To the extent necessary to perform its obligations hereunder, under any Transition Service Agreement(s) and/or under the Transition Trademark License Agreement, Seller has all permits, approvals, consents, licenses, certificates of public convenience, orders and other authorizations of all governmental agencies and authorities, whether federal, state, local or foreign (collectively "PERMITS"), except where failure to do so will not have a Material Adverse Effect on the Business (which failures are listed on Schedule 5.8). Except as listed on Schedule 5.8, all such Permits are valid and in good standing with the issuing agencies and not subject to any proceedings for suspension, modification or revocation as of the date hereof.

5.9  INVENTORIES

     All Inventories in Section 1.1(e) are saleable or usable in the ordinary course of business for the purposes for which intended, except as otherwise listed on Schedule 5.9.

5.10 TRADEMARKS

     (a) A true and correct list of the countries where the fragrance products, as described in Section 1.7, comprising the Business are currently being sold is contained in Schedule 1.7.

     (b) (i) A true and correct list of all the Trademarks for those countries in which the fragrance products comprising the Business are currently sold (as reflected in Schedule 1.7) is contained in Schedule 1.1(c); and

          (ii) A true and correct list of all the Trademarks, based on Seller's records, for those countries in which the fragrance products comprising the Business are not currently sold is contained in
          Schedule 1.1(c).

     (c) Except as listed in Schedule 1.1(c) and to the Best Knowledge of Seller, Seller's use in the countries in Schedule 1.7 of the Trademarks listed in Schedule 1.1(c) in the conduct of the Business, does not infringe any trademark, trade name or service mark or patent of a third party.

     (d) Seller has no knowledge of the validity, status or infringement of the rights of others with respect to those Trademarks not in use and makes no warranties with respect thereto.

     (e) Except as listed in Schedule 1.1(c), the Trademarks are owned by Seller free and clear of all joint ownership, assignments, licenses, agreements, sublicenses or Encumbrances.

     (f) Except as listed in Schedule 1.1(c), the Trademarks are (i) not subject to any pending or, to the Best Knowledge of Seller, threatened government proceeding, cancellation or investigation; (ii) not subject to any other claim, litigation or proceedings (other than current prosecution proceedings for Trademark applications) pending, or to the Best Knowledge of Seller, threatened against Seller or any of the Trademarks, and (iii) to the Best Knowledge of Seller, all of the Trademarks are valid and in full force and effect.

                                      ARTICLE 6
                               COVENANTS OF THE PARTIES

6.1  ACCESS TO INFORMATION

     (a)  BUYER'S ACCESS TO INFORMATION AND RECORDS BEFORE CLOSING

     Buyer may, prior to the Closing, make or cause to be made such reasonable investigation of the operation, Acquired Assets and Assumed Liabilities of the Business as Buyer deems necessary or advisable to familiarize itself with such Acquired Assets, Assumed Liabilities and other matters related to the Business. Upon reasonable notice, Seller agrees to permit Buyer and its authorized representatives (including legal counsel and independent accountants) to have access at reasonable business hours to relevant books and records that relate separately to the Business, and Seller and its officers will furnish Buyer with such financial and operating data and other information and copies of documents with respect to the Business products and operations as Buyer shall from time to time reasonably request. Buyer understands that Seller's financial records and information for the Business are consolidated with the financial records of Seller's other businesses. Seller will, therefore, provide Buyer, upon Buyer's request, an accurate compilation of financial information of the Business which is in or taken from Seller's current books and records but may not be Seller's original books and records for the Business.

     (b)  RETURN OF SELLER'S DOCUMENTS

     In the event of the termination of this Agreement prior to Closing, Buyer will deliver to Seller all documents, work papers and other materials obtained from Seller relating to Seller, the Business and the transaction contemplated hereby, whether so obtained before or after the execution hereof, and shall destroy any and all copies, charts, analyses or other documents produced from said documents, work papers and other materials obtained from Seller. An authorized officer of Buyer shall certify in writing that the aforementioned actions have been taken.

     (c)  USE OF SELLER'S INFORMATION/CONTACT WITH EMPLOYEES

          (i) Prior to Closing, Buyer shall not disclose to third parties any information obtained from Seller, nor shall Buyer use that information to Seller's detriment. Buyer shall keep any information so obtained confidential and will not use it in any way other than to obtain any governmental consents or approval necessary for the transactions contemplated by this Agreement, except that such restriction shall not apply to any information (1) which is in or comes into the public domain through no fault of Buyer, (2) which was in the possession of Buyer before the commencement of negotiations leading to this Agreement or (3) which at any time lawfully comes into the possession of Buyer from third parties who have a right to disclose such information otherwise than in connection with this Agreement.

          (ii) Following Closing, Buyer shall not disclose to third parties any confidential information obtained from Seller that is not solely and exclusively related to the Business, nor shall Buyer use that information to Seller's detriment. Buyer shall keep any information so obtained confidential, except that such restriction shall not apply to any information (1) which is in or comes into the public domain through no fault of Buyer, (2) which was in the possession of Buyer before the commencement of negotiations leading to this Agreement, or
          (3) which at any time lawfully comes into the possession of Buyer from third parties who have a right to disclose such information.

          (iii) Buyer agrees that Section 4 of the Confidentiality Agreement, dated June 25, 1996, by and between Buyer and Seller (the "Confidentiality Agreement") shall remain in effect for one (1) year from the date hereof.

          (iv) Except as provided herein, this Article shall not supersede the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms.

     (d)  USE OF BUYER'S INFORMATION

          (i) Prior to Closing, Seller shall not disclose to third parties any information obtained from Buyer, nor shall Seller use that information to Buyer's detriment. Seller shall keep any information so obtained confidential and will not use it in any way other than to obtain any governmental consents or approval necessary for the transactions contemplated by this Agreement, except that such restriction shall not apply to any information (1) which is in or comes into the public domain through no fault of Seller, (2) which was in the possession of Seller before the commencement of negotiations leading to this Agreement or (3) which at any time lawfully comes into the possession of Seller from third parties who have a right to disclose such information otherwise than in connection with this Agreement.

          (ii) Following Closing, Seller shall not disclose to third parties any confidential information that is solely and exclusively related to the Business, nor shall Seller use that information to Buyer's detriment. Seller shall keep confidential any information so obtained and which would potentially have a Material Adverse Effect on the Business if disclosed, except that such restriction shall not apply to any information already known by employees in Seller's other businesses which is in or comes into the public domain through no fault of Seller.

6.2  OBLIGATIONS OF THE SELLER PRIOR TO CLOSING

     Except for the steps or actions taken pursuant to prior written consent of Buyer, from the date of this Agreement until Closing, Seller shall conduct the Business in a commercially reasonable manner consistent with historical practices and its forecasts, and during that period Seller shall:

     (a) Conduct the Business only in the normal course, consistent with past practices, subject to any agreement between Buyer and Seller;

     (b) Not transfer any of the Acquired Assets or incur any additional indebtedness or liabilities in connection solely with the Business, except in the normal course; and

     (c) Not enter into any Trademark licenses, or any other leases, licenses, contracts or other commitments relating exclusively to the Business, except in the ordinary course of business, unless such lease, license, contract or commitment is disclosed to and approved by Buyer in writing prior to its commencement.

     It is expressly agreed by Buyer that none of the following shall be considered a breach of this provision:

     (a) Short-term, temporary, seasonable or reasonably foreseeable declines in earnings of the Business;

     (b) Any events, circumstances or conditions resulting from changes, developments or circumstances in worldwide, national or local conditions (political, economic, regulatory or otherwise) that would have a Material Adverse Effect on the Business generally, on any industry related to any products of the Business generally, or would have a Material Adverse Effect on a broad group of industries generally, in each case where such events, circumstances or conditions do not have a Material Adverse Effect on the Business substantially disproportionate; and

     (c) Strikes, competitive activity or changes in process of products, raw materials or component products.

6.3  GOVERNMENT APPROVALS/HSR NOTIFICATION

     As soon as practicable following the execution and delivery of this Agreement, Buyer and Seller shall file all required notifications with the appropriate governmental or regulatory authority in each of the affected countries. If necessary in the U.S., Buyer and Seller shall file with the Federal Trade Commission (the "FTC") and the Justice Department pursuant to and in compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended ("HSR"). Buyer and Seller shall comply and cooperate fully with all applicable notification, reporting and other requirements in each of the affected countries and shall not intentionally or negligently delay submission of information requested by any governmental or regulatory authority thereunder, and shall use their best efforts to supply such information accurately and promptly.

6.4  REASONABLE EFFORTS OF THE PARTIES

     Seller and Buyer shall each use all of its reasonable efforts to cause all of the conditions to its obligations and all of the conditions to the obligations of the other party to consummate the transactions contemplated hereby to be met as soon as practicable after the date of this Agreement and to do, or cause to be done, all things necessary to consummate the transactions contemplated hereby.

6.5  INVENTORIES

     (a) Seller agrees, at Closing, to deliver in accordance with Section 1.1 to Buyer Inventories (as defined in Section 1.1(e)) valued, in accordance with Seller's normal business accounting methods, in the amount of Eight Million Dollars ($8,000,000.00).

     (b) If the value of the Inventories delivered to Buyer at Closing is less than Eight Million Dollars ($8,000,000.00), Seller shall pay Buyer the difference by way of a payment adjustment as set forth in Section 6.5(c). If the value of the Inventories delivered to Buyer at Closing is more than Eight Million Dollars ($8,000,000.00), Buyer shall pay Seller the difference by way of a payment adjustment as set forth in Section 6.5(c).

     (c) Seller will report the Inventories amount to Buyer forty-five (45) days after the Closing and the payment adjustment (either way) will be due within thirty (30) days thereafter.

     (d) Buyer hereby waives compliance by Seller with the provisions of the bulk sales law of any jurisdiction, and Seller agrees to pay and discharge, when due, and indemnify Buyer for and against, all claims of its creditors which could be asserted against Buyer by reason of such non-compliance to the extent, and only to the extent, that such liabilities are not Assumed Liabilities.

6.6  BUYER'S FINANCING

     Buyer and Buyer's Guarantors agree to use their reasonable best efforts to promptly finalize and close the financing for the transaction described herein in accordance with the Term Sheet (Schedule 4.6) or through other means at commercially available terms, consistent with current market conditions at the time of the signing of this Agreement or consistent with the Term Sheet, available to a borrower of similar size and financial condition, which financing or portion thereof shall be necessary to consummate the transactions contemplated herein and to fund at Closing the payment to the Seller of the Purchase Price, minus the Deposit and any and all interest thereon. Buyer shall promptly provide Seller with written proof of Buyer's ability to fund the Purchase Price immediately after Buyer has access to such funding.

6.7  OBLIGATIONS OF THE PARTIES AFTER CLOSING

     (a)  ADDITIONAL DOCUMENTS AND ACTIONS

     From time to time after the Closing, Buyer and Seller agree to execute and deliver, without further consideration, such documents and to take such actions as either party hereto may reasonably request, in such form as may be appropriate, if necessary or advisable in connection with the consummation of the transactions contemplated hereby or any other agreement delivered in connection herewith. Upon the approval or determination of the Allocation of the Purchase Price as provided for in Section 2.2, Buyer and Seller agree to promptly execute agreements for each of the countries where assets are transferred, reflecting such Allocation of the Purchase Price, in the form attached hereto as Exhibit 6.7(a). For nine (9) months following the Closing Date, Seller agrees to provide reasonable access for Buyer to Seller's employees knowledgeable about the Business to assist in the transfer of the Acquired Assets, Assumed Liabilities and customers of the Business to Buyer.

     (b)  COOPERATION IN LITIGATION

     Buyer and Seller agree that, in the defense of any litigation, hearing, regulatory proceeding, or investigation or other similar matter relating to the Business, they will make available during normal business hours, but without unreasonably disrupting their respective businesses, all personnel and original records of the Business reasonably necessary or desirable to permit the effective defense or investigation of such matters. If business information of Seller other than that pertaining to the Business is contained in such records, Buyer and Seller will enter into appropriate secrecy commitments to protect such information. Upon Closing, Buyer will assume the defense of matters set forth in Schedule 6.7(b) and all liability for said matters.

     (c)  POST-CLOSING ADJUSTMENTS

          (i) If Product Returns are received by Seller after the Closing Date, Seller shall segregate those units to be delivered to Buyer or Buyer's stated representative at Buyer's instructions and at Buyer's cost. Seller shall file a claim with Buyer for reimbursement for all customer claims made against Seller in the form of invoiced deductions or other demands for payment, for products associated with Product Returns which are received by Seller or Seller's agent after the Closing Date. Buyer agrees to promptly pay such claims.

          (ii) If Seller receives deductions, charges or demands for credit against accounts (including any demands therefore) arising from BDF, Holiday Markdown Program, sales or distribution programs from short or misshipments, or from damaged product, where the obligation arises after Closing, Seller shall file a claim with Buyer for reimbursement for all such deductions, costs, and claims made against Seller. In filing such claims, Seller will provide Buyer with its normal internal documents, including computer print-outs, to establish the authenticity of Seller's claim. Buyer shall promptly pay all such claims to Seller.

          (iii) Should Buyer or Seller receive payment or credit requests which are more appropriately the obligation of the other, each agrees to forward such material promptly to the other together with such back-up documentation or records as may be necessary to determine the final obligation.

          (iv) Seller and Buyer agree that for a period of twelve (12) months following Closing, each will establish a group of designated individuals who will use their reasonable efforts to resolve outstanding transitional issues regarding mutual customer debts and credits in respect to the Business, including, but not limited to, those described above and other issues relating to the implementation of this Agreement.

     (d)  BUYER AND SELLER NOT TO ENCOURAGE RETURNS

     Both Seller and Buyer agree that it will instruct each of its respective sales forces to refrain from all attempts to encourage returns of product of the Business during the period following the date of this Agreement until after Closing. Such instructions will be given both in writing and in person by a senior sales executive of both Buyer and Seller.

     (e)  NO RIGHT OF SET-OFF

     At Closing and thereafter, neither Buyer nor Seller shall have the right of set-off in respect to any obligations, commitments or funds due and owing, whether they are individual or in the aggregate in respect to this Agreement or any other agreement contemplated hereby.

     (f)  TAX RETURNS

     Except as may be otherwise provided in Section 6.9 and 6.13, Seller shall
(i) accurately prepare and timely file with the appropriate taxing authority any tax return required by law to be filed in connection with the Business for all tax periods ending on or before the Closing Date and as a result of the transfer of the Acquired Assets and the consummation of the transaction contemplated in this Agreement and (ii) duly and timely pay all Taxes shown thereon.

     (g)  POST-CLOSING SALES TO DISTRIBUTORS

          (i) To the extent requested by Buyer, Seller agrees to use its reasonable efforts to persuade each of Seller's distributors in countries outside of the United States ("NON-U.S. DISTRIBUTORS") to purchase from Buyer for resale in such countries the brands or products which comprise the Business and to continue the sale of such brands and products in their respective countries to the same extent as existed immediately prior to the Closing.

          (ii) Should Buyer desire not to sell brands or products to Seller's non-U.S. distributors as provided above, Buyer shall be under no obligation to do so, and, at Buyer's request, Seller shall use its best efforts to terminate such non-U.S. distributor arrangements; provided, however, should the transactions contemplated by this Agreement, or the consequences thereof, render Seller, in its sole determination, to be in potential breach or violation of any such non-U.S. distributor agreement to which it or any of its Affiliates is a party, for territories outside of the United States, then, in such event Buyer agrees to:

            (1) Sell to such of those non-U.S. distributors of Seller which Seller deems necessary to avoid a potential breach or violation of the distributorship agreements, such brands and products as were offered for sale to such non-U.S. distributor prior to the Closing of the Agreement at the higher of Buyer's lowest selling price F.O.B. its warehouse or the price at which the Seller was selling to such non-U.S. distributor on as of the Closing; or

            (2) At Seller's sole option, Buyer shall sell to Seller at Buyer's lowest selling price F.O.B. its warehouse, such brands and products as were offered for sale through such non-U.S. distributor prior to the Closing for resale to such non-U.S. distributor.

     It is Seller's sole intention under this Section 6.7(g) not to incur liability for any actual or potential breach or termination of a non-U.S. distributor agreement. A list of those non-U.S. distributors, presently known to Seller, is attached as Schedule 6.7(g).

6.8  EXPENSES OF TRANSFER OF ACQUIRED ASSETS

     Seller shall pay all transfer taxes, described in Section 1.14(b), except those relating to the transfer of the registrations for the Trademarks. Buyer shall pay all expenses involved in transferring to Buyer the assignment of the Trademarks and contracts listed in Sections 1.1(c). Seller agrees to pay all bills for Trademark expenses received after the Closing which relate to work performed before the Closing. All other invoices for Trademark work are the responsibility of Buyer.

6.9  OTHER EXPENSES

     Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses, including transfer taxes (which term shall mean, stamp taxes, recording fees and other transfer or transaction taxes and fees and fees incurred in connection with the transactions contemplated hereby), incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

6.10 BUSINESS RECORDS

     (a) Buyer agrees that it shall preserve and keep all business books, records, returns, schedules and work papers and all material records or other documents transferred by Seller relating to the Business until the later of the expiration of the federal income tax statute of limitations for the taxable year in which the Closing occurs (and, to the extent notified by Seller in writing, any extensions thereof), or ten (10) years following the Closing Date, whichever is longer. Until such expiration, duly authorized representatives of Seller shall, upon reasonable notice, have access thereto during normal business hours to examine, inspect and copy such books and records. After such expiration, but prior to disposal Buyer shall inform Seller of the intent to dispose of any of the transferred records and provide Seller with a reasonable opportunity to obtain copies thereof as it deems necessary.

     (b) Seller and Buyer shall provide each other with reasonable cooperation and information as either of them may request of the other in filing any Tax return, amended Tax return or claim for refund of Taxes, determining a liability for Taxes or a right to a refund of Taxes, in conducting any audit or other proceeding in respect of Taxes or in connection with the enforcement of any indemnity right of Seller or Buyer under any agreement relating to the Business. Such cooperation and information shall include providing copies of all relevant Tax returns, documents and records, or portions thereof, relating exclusively to the Business. Each party hereto shall make its employees available on a mutually convenient basis to explain any documents or information provided hereunder.

     (c) If, in order properly to prepare documents required to be filed with governmental authorities or its financial statements, it is necessary that any party hereto be furnished with additional information relating to the Business and such information is in the hands of another party, such party agrees to use its reasonable efforts to furnish such information to such other party, at the cost and expense of the party being furnished such information.

     (d)  PREPARATION OF AUDITED FINANCIAL STATEMENTS FOR THE BUSINESS

     Buyer recognizes that the unaudited financial information previously provided by Seller was prepared from the books and records of the Seller, based on the Seller's normal internal accounting practices. Seller shall, at Buyer's expense, permit Seller's auditors to access the financial information and records of Seller related to the Acquired Assets, Assumed Liabilities and Business and to cause the appropriate employees of Seller to cooperate with and to furnish Seller's auditors such financial and operating data and other information as reasonably requested for the purpose of conducting an audit of such financial information and records of the Business as required by SEC (Securities and Exchange Commission) regulations due to Buyer's public debt offering or other mandated filing requriments (the "Audited Financial Statements"). Buyer recognizes, and Audited Financial Statements will reasonably consider, that records and information of the Business are co-mingled with the records and information of other businesses of the Seller. Seller will work with its auditors to provide such management representations as Seller's auditors deem appropriate with respect to the Audited Financial Statements. The Audited Financial Statements will comply with SEC requirements. Seller agrees to use its reasonable best efforts to provide the assistance described in this
Section 6.10(d) on a timely basis to the Buyer and its representatives; provided, however, that nothing herein or contemplated hereby shall delay or prevent the Closing as provided for in the Agreement.

6.11 SELLER'S GUARANTEE

     Buyer understands that certain of the Acquired Assets and Assumed Liabilities are titled and recorded in the names of various subsidiaries and Affiliates of the Seller. Seller hereby guarantees the performance of each of said Affiliates in carrying out all of Seller's obligations and exercising all of Seller's rights under this Agreement.

6.12 BUYER'S GUARANTEE

     Seller understands that Buyer is a subsidiary or Affiliate of Renaissance Cosmetics, Inc., a Delaware corporation ("Renaissance"), and Cosmar Corporation, a Delaware corporation ("Cosmar"), which will provide various financing assistance and related benefits to Buyer in respect to this Agreement. Renaissance and Cosmar hereby warrant and guarantee, subject to the terms and conditions of this Agreement, (a) to use their reasonable best efforts to obtain the financing as provided for in Section 6.6 and to consummate the transactions contemplated herein; and (b) all other obligations of Buyer contained herein.

6.13 LIABILITY FOR TAXES

     (a) Where tax liability arises because the transfer of all or part of the Acquired Assets and the consummation of the transactions contemplated herein, Seller and Buyer agree to use their best efforts and where necessary modify this or any side or related agreements to eliminate or reduce such tax liability.

     (b) Buyer agrees to pay all Value Added Tax (VAT) that has been charged in accordance with the VAT statutes and regulations and is evidenced by the issuance of a valid VAT invoice.


                                      ARTICLE 7
                                  CLOSING CONDITIONS

7.1  CONDITIONS TO CLOSING; PERFORMANCE BY BUYER

     All obligations of Buyer to be performed at the Closing are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any of which, except for Section 7.1(b) hereof, may be waived by Buyer:

     (a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all Material respects as of the Closing as if made again at Closing.

     (b) Buyer shall have secured the financing necessary to consummate the transactions contemplated herein pursuant to Section 6.6; provided, however, that upon receipt by Seller of the written notice provided for in Section 6.6, this condition and obligation will become extinguished, null and void and of no further force and effect.

     (c) Buyer shall have received an opinion of Seller's counsel and an opinion of Seller's Trademark counsel, such opinion to be in form and substance reasonably acceptable to Buyer, substantially in the form attached hereto.

     (d) All covenants and other agreements of Seller contained herein shall have been performed or complied with in all Material respects.

     (e) The Seller shall have obtained all third party consents, except as those provided for in Section 6.7(g), necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

     (f) The waiting period under HSR applicable to the consummation of the transactions contemplated herein shall have expired or been terminated.

     (g) Seller shall have fully performed all commitments hereunder in all Material respects up to the Closing and shall tender the required documents at the Closing as set forth in Section 3.2; provided, however, that Seller's inability to transfer those portions of Acquired Assets and Assumed Liabilities of the Business which relate to or are part of the Jaclyn Smith California brand or Buyer's inability to negotiate an extension or change to the License Agreement with Jaclyn Smith (contained in Schedule 1.1(c) shall not constitute a breach of this Section or of this Agreement.

     Should Seller fail to fulfill any of its obligations at Closing, Buyer shall notify Seller warning of its failure and Seller shall use its reasonable efforts to promptly remedy its failure to fulfill its obligations, and, unless this Agreement is terminated in accordance with Section 9.1, Closing shall proceed when such failure is remedied, to the extent the failure is capable of being remedied.

7.2  CONDITIONS TO CLOSING; PERFORMANCE BY SELLER

     All obligations of Seller to be performed at the Closing are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived by Seller:

     (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all Material respects as of the Closing as if made again at Closing.

     (b) Buyer shall tender the Purchase Price minus the Deposit and any and all interest earned thereon and required documents at the Closing as set forth in Sections 2.1, 3.1 and 3.3.

     (c) Seller shall have received the opinion of Buyer's counsel, such opinion to be in form and substance reasonably acceptable to Seller, substantially in the form attached hereto.

     (d) All covenants and other agreements of Buyer contained herein shall have performed or complied with in all Material respects.

     (e) The Buyer shall have obtained all third party consents necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

     (f) The waiting period under HSR applicable to the consummation of the transactions contemplated herein shall have expired or been terminated.

     (g) Buyer shall have fully performed all commitments hereunder in all Material respects up to the Closing and shall tender the required documents at the Closing as set forth in Section 3.3.

     Should Buyer fail to fulfill any of its obligations at Closing, Seller shall notify Buyer warning of its failure and Buyer shall use its reasonable efforts to promptly remedy its failure to fulfill its obligations, and, unless this Agreement is terminated in accordance with Section 9.1, Closing shall proceed when such failure is remedied, to the extent the failure is capable of being remedied.

                                      ARTICLE 8
                     SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                 INDEMNIFICATIONS; PROCEDURES FOR CLAIMS; ARBITRATION

8.1  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     Each and every representation and warranty of Seller and Buyer contained herein or in any other document delivered prior to or at the Closing shall survive any investigation made by the other party and shall not be extinguished by the Closing, but shall survive for a period of eighteen (18) months following the Closing. All covenants contained herein shall survive for the periods stated therein or the applicable statute of limitations, whichever is longer; provided however, that, notwithstanding anything herein to the contrary, the survival period of the parties' respective confidentiality covenants shall be governed exclusively by Section 9.3.

8.2  INDEMNIFICATION BY SELLER

     (a) Seller hereby assumes, undertakes, and will pay or otherwise discharge, and will indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys incurred in the investigation, prosecution or defense (at trial and appellate levels and otherwise) of any claim or action brought by or against Buyer, except for lost profits and consequential damages, (hereinafter collectively called "LOSSES") arising out of, based upon, or alleging matters involving in the aggregate more than Ten Thousand Dollars ($10,000.00) with respect to:

          (i) Any breach by Seller of any representation or warranty made by Seller in this Agreement;

          (ii)  Excluded Liabilities;

          (iii) The failure on the part of the Seller to faithfully and timely perform all covenants and other agreements set forth herein;

          (iv) All claims by creditors of Seller for non-compliance with the bulk sales laws pursuant to Section 6.5(d) above;

          (v) Those claims by customers of Seller arising from and out of the BDF contracts which exceed the estimated amounts of the BDF Commitments contained in Schedule 1.4;

          (vi) Breaches by Seller of the Transition Service Agreement(s) or the Transition Trademark License Agreement; and

          (vii) Any VAT paid by Buyer for the transfer or sale of the Acquired Assets hereunder (as provided for in Section 6.13(b)) which VAT Buyer is unable to reclaim in full from the taxing authority (i.e. a claim is denied) either by means of repayment or by offset against VAT due on other taxable transactions subject to VAT made by the Buyer; provided that this indemnity will be enforceable only if Buyer (i) has complied with all of the U.K. statutes and regulations to enable the Buyer to reclaim such VAT; (ii) has expended all reasonable efforts to reclaim such VAT; and (iii) has done nothing to prejudice Buyer's ability to reclaim such VAT.

     (b)  (i)  Seller's total liability under Section 8.2(a)(i), (iii), (iv) and
          (v) is limited to the amount by which all such Losses exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000.00) but are no more in the aggregate than Three Million Five Hundred Thousand Dollars ($3,500,000.00) and in no event shall Seller's liability exceed Three Million Dollars ($3,000,000.00) therefore, which $3,000,000.00 is hereinafter referred to as the "CAP"; and

          (ii) Seller's total liability under Section 8.2(vii) is limited to the amount by which all such Losses are no more in the aggregate than the CAP.

     For the purposes of Section 8.2(b)(i) and (ii) there is only one CAP.

     (c) Promptly after receipt by Buyer of notice of the assertion of any claim or the commencement of any action in respect of which indemnity or reimbursement may be sought against Seller hereunder (for purposes of this Article, an "ASSERTION"), Buyer shall promptly notify Seller in writing of the Assertion, unless such failure or delay renders Seller's opportunity to address the matter moot. If the matter involves litigation or governmental investigation (including a tax audit), Seller shall be entitled to participate in and, to the extent Seller elects by written notice to Buyer within thirty
(30) days after receipt by Seller of notice of such Assertion, to assume the defense of such Assertion, at its own expense, with counsel chosen by it which shall be reasonably satisfactory to Buyer. Notwithstanding that Seller shall have elected by such written notice to assume the defense of any Assertion, Buyer shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by Buyer, but in such event the fees and expenses of such separate counsel shall be paid by Buyer.

     (d)  Notwithstanding anything in Section 8.2(c) above to the contrary,

          (i) Seller shall have no obligation to indemnify Buyer with respect to an Assertion if, in connection therewith, Buyer, without the written consent of Seller, shall settle or compromise any action or consent to the entry of any judgment, and

          (ii) Seller shall not, without the written consent of Buyer, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Buyer of a duly executed written release of Buyer from all liability in respect of such action, which release shall be reasonably satisfactory in form and substance to counsel for Buyer.

8.3  INDEMNIFICATION BY BUYER

     (a) Buyer hereby assumes, undertakes, and will pay or otherwise discharge, and will indemnify and hold Seller harmless from and against any and all claims, losses, liabilities, damages, costs and expenses, including, without limitation, reasonable fees and expenses of attorneys incurred in the investigation, prosecution or defense (at trial and appellate levels and otherwise) of any claim or action brought by or against Buyer, except for lost profits and consequential damages, (hereinafter collectively called "Losses"), arising out of, based upon, or alleging matters involving in the aggregate more than Ten Thousand Dollars ($10,000.00) with respect to:

          (i) Any breach by Buyer of any representation or warranty made by Buyer in this Agreement;

          (ii)  Assumed Liabilities;

          (iii) The failure on the part of the Buyer to faithfully and timely perform all covenants and other agreements set forth herein; and

          (iv) Breach by Buyer of the Transition Service Agreement(s) or the Transition Trademark License Agreement.

     (b) Buyer's total liability under Section 8.3(a)(i) and (iii) is limited to the amount by which all such Losses exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000.00) but are no more in the aggregate than Three Million Five Hundred Thousand Dollars ($3,500,000.00) and in no event shall Buyer's liability exceed said Three Million Dollars ($3,000,000.00).

     (c) Promptly after receipt by Seller of notice of an Assertion against Buyer, Seller shall promptly notify Buyer in writing of the Assertion, but the delay or failure to so notify Buyer shall not relieve Buyer of any liability it may have to Seller, unless such failure or delay renders Buyer's opportunity to address the matter moot. If the matter involves litigation or governmental investigation (including a tax audit), Buyer shall be entitled to participate in and, to the extent Buyer elects by written notice to Seller within thirty (30) days after receipt by Seller of notice of such Assertion, to assume the defense of such Assertion, at its own expense, with counsel chosen by it which shall be reasonably satisfactory to Seller. Notwithstanding that Buyer shall have elected by such written notice to assume the defense of any Assertion, Seller shall have the right to participate in the investigation and defense thereof, with separate counsel chosen by Seller, but in such event the fees and expenses of such separate counsel shall be paid by Seller.

     (d)  Notwithstanding anything in Section 8.3(c) above to the contrary,

          (i) Buyer shall have no obligation to indemnify Seller with respect to an Assertion if, in connection therewith, Seller, without the written consent of Buyer, shall settle or compromise any action or consent to the entry of any judgment, and

          (ii) Buyer shall not, without the written consent of Seller, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Seller of a duly executed written release of Seller from all liability in respect of such action, which release shall be satisfactory in form and substance to counsel for Seller.

8.4  REIMBURSEMENT

     If the amount of any Loss indemnified against hereunder, whether under Sections 8.2 or 8.3, shall at any time subsequent to the payment of any indemnity payable hereunder, be reduced by an recovery, settlement or other payment (including without limitation tax benefits obtained), then the amount of such reduction, less any expense incurred by the party receiving such recovery, settlement or other payment in connection therewith, shall be repaid promptly to the indemnifying party. In calculating the amount of the indemnifying party's indemnification obligation with respect to any Loss, due regard shall be given to any tax consequences of the Loss and any indemnification hereunder so that after indemnification the indemnified party shall as nearly as possible, be in the same position (but not better than) that it would have been had the Loss not occurred.

8.5  ARBITRATION

     (a) Any dispute, controversy or claim asserted by either party against the other, including any issue as to whether or not a claim is arbitrable, arising out of or relating to this Agreement or any document or agreement executed pursuant to this Agreement or the breach thereof, and including without limitation any claim for indemnification pursuant to Article 8 hereof, shall be settled by arbitration if so requested by either party pursuant to Section 8.5(b) below.

     The arbitration shall be conducted by one arbitrator, who shall be appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be held in Cincinnati, Ohio and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, except that the rules set forth in this Article 8 shall govern such arbitration to the extent that they conflict with the rules of the AAA.

     (b) Upon written notice by a party to the other party of a request for arbitration hereunder, the parties shall use their best efforts to cause the arbitration to be conducted in an expeditious manner, the parties using their best efforts to cause the arbitration to be completed within sixty (60) days after selection of the arbitrator. In the arbitration, Ohio law shall govern, except to the extent that those laws conflict with the Commercial Arbitration Rules of the AAA and the provisions of this Article 8. There shall be no discovery except as the arbitrator shall permit following a determination by the arbitrator that the party seeking such discovery has a substantial demonstrable need. All other procedural matters shall be within the discretion of the arbitrator. In the event a party fails to comply with the procedures in any arbitration in a manner deemed by the arbitrator, the arbitrator shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed just by the arbitrator, including an award of default, may be imposed.

     (c) The determination of the arbitrator shall be final and binding on the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                                      ARTICLE 9
                             TERMINATION AND ABANDONMENT

9.1  TERMINATION

     (a) This Agreement may be terminated at any time prior to the Closing by mutual consent of Seller and Buyer.

     (b) This Agreement will be deemed abandoned and of no force and effect if Closing does not occur by the Final Closing Date because either Buyer or Seller has received a final determination from the appropriate governmental or regulatory authority in the U.S. or the United Kingdom denying approval of all of this transaction which relates to the respective country issues such denied.

     (c) The Buyer may terminate this Agreement if one or more of the conditions to the obligation of the Buyer to close the transactions contemplated herein have not been fulfilled as of the Closing Date or the Final Closing Date, as the case may be.

     (d) The Seller may terminate this Agreement if one or more of the conditions to the obligation of the Seller to close the transactions contemplated herein have not been fulfilled as of the Closing Date or the Final Closing Date, as the case may be.

9.2  PROCEDURE AND EFFECT OF TERMINATION

     In the event of termination or abandonment, as provided for in Section 9.1 above, of this Agreement, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by either of the parties hereto, and neither of the parties hereto shall have any liability or further obligation to the other party hereto pursuant to this Agreement except for any liability in respect to this Agreement that has accrued prior to termination or any liability due to a breach by either party of this Agreement; provided, however, if this Agreement is terminated or abandoned by reason of Buyer's failure to secure the financing to Close as provided for in Section 7.2, Seller shall be entitled to retain the Deposit and any and all interest earned thereon, as provided for in Section 2.3, as liquidated damages; and provided further that all obligations of the parties to each other under this Section and Sections 6.1(b), 6.9, 9.3, 10.4 and 10.12 shall continue in perpetuity following such termination.

9.3  NO TERMINATION OF CONFIDENTIALITY OBLIGATIONS

     If this Agreement is terminated as provided herein, (a) the provisions of the Confidentiality Agreement dated June 25, 1996 and attached hereto as Exhibit
9.3 shall continue in effect pursuant to its terms (provided that the term "Evaluation Material" shall include all information, reports, records, analyses, compilation or documents regarding the Business furnished to Buyer at any time), except as otherwise amended herein; and (b) the confidentiality obligations of the parties contained herein shall continue in full force and effect for a period of three (3) years.

                                      ARTICLE 10
                               MISCELLANEOUS PROVISIONS

10.1 PUBLIC ANNOUNCEMENTS

     Any announcements or similar publicity with respect to this Agreement or the transactions contemplated herein shall be approved by both Seller and Buyer in advance, provided that such approval shall not be unreasonably withheld or delayed and that nothing herein shall prevent either party upon notice to the other from making public announcements to comply with the requirements of law or contract.

10.2 AMENDMENT AND MODIFICATION

     This Agreement may be amended, modified, or supplemented only by the written agreement of the parties hereto.

10.3 WAIVER OF COMPLIANCE

     Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any party thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be waiver of any other or subsequent breach.

10.4 COSTS AND EXPENSES; RECOVERY OF ATTORNEYS' FEES

     Except as expressly otherwise provided in this Agreement, each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that in the event of a dispute, controversy or claim asserted by either party against the other, regardless of the forum in which such dispute, controversy or claim is resolved, the court or arbitrator, as the case may be, shall award attorneys' fees and costs to the prevailing party thereto.

10.5  NOTICES

     All notices required or permitted hereunder shall be in writing and shall be deemed to be properly given: (a) when personally delivered to the party entitled to receive the notice; (b) upon confirmation of receipt of a facsimile message, confirmed by first-class mail, postage prepaid; (c) upon receipt of package delivered by overnight courier; or (d) when sent by certified or registered mail, postage prepaid properly addressed to the party entitled to receive such notice at the address stated below or such other address as one party may so notify the other:

     Seller:   The Procter & Gamble Company
     Attn:     Senior Vice President and General Counsel
               One Procter & Gamble Plaza
               Cincinnati, Ohio  45202
     Telephone No.:(513) 983-4282
     Facsimile No.:(513) 983-4274

     WITH A COPY TO:
     Procter & Gamble Cosmetic and Fragrance Products
     Attn: Carroll A. Bodie, Associate General Counsel
     11050 York Road
     Hunt Valley, MD  21030
     Telephone No.: (410) 785-4318
     Facsimile No.: (410) 316-8025

     Buyer:    Dana Perfumes Corp.
               Attention:  Albert E. DeChellis
               635 Madison Avenue
               New York, New York 10022
     Telephone No.:(212) 751-3700
     Facsimile No.:(212) 371-7868

     WITH A COPY TO:
     Brownstein Hyatt Farber & Strickland, P.C.
     Attention: John L. Ruppert, Esq.
     410 17th Street, 22nd Floor
     Denver, Colorado 80202
     Telephone No.: (303) 534-6335
     Facsimile No.: (303) 623-1956

10.6 EXHIBITS AND SCHEDULES

     The Exhibits and Schedules attached to this Agreement are made a part of this Agreement, and reference to a document or agreement in one Exhibit or Schedule shall be deemed reference to such document or agreement in all Exhibits or Schedules.

10.7 SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Seller nor Buyer may assign this Agreement or any of its rights or liabilities hereunder without the prior written consent of the other party hereto, except that Seller may so assign to one or more of its Affiliates.

10.8 ENTIRE AGREEMENT

     This Agreement, including the Exhibits and Schedules attached hereto and any documents and other ancillary agreements referred to herein, shall constitute the entire Agreement between the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter.

10.9 SEVERABILITY

     The illegality or partial illegality of this Agreement or any provision hereof shall not affect the validity of the remainder of this Agreement or any provision hereof, and the illegality or partial illegality of this Agreement shall not affect the validity of this Agreement in this or any other country.

10.10     CAPTIONS

     The captions appearing in this Agreement are inserted only as a matter of convenience and as a reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

10.11     COUNTERPARTS; FACSIMILE SIGNATURES

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement. Each party hereto agrees to be bound by its own facsimile signature and to accept and be bound by the facsimile signature of the other party(ies) to this Agreement.

10.12     GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to the provisions relating to conflicts of laws.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

SELLER:                         BUYER:

THE PROCTER & GAMBLE COMPANY         DANA PERFUMES CORP.

By:
   -----------------------------     -----------------------------------------
   Name Printed:                     Name Printed:
                ----------------                  ----------------------------
   Title:                            Title:
         -----------------------           -----------------------------------


                                     BUYER'S GUARANTORS
                                     Solely For Purposes of Section 4.6,
                                     6.6 & 6.12 hereof
                                     RENAISSANCE COSMETICS, INC.

                                     By:
                                        --------------------------------------
                                     Name Printed:
                                                  ----------------------------
                                     Title:
                                           -----------------------------------


                                     Solely For Purposes of Section 4.6,
                                     6.6 & 6.12 hereof
                                     COSMAR CORPORATION

                                     By:
                                        --------------------------------------
                                     Name Printed:
                                                  ----------------------------
                                     Title:
                                           -----------------------------------